Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Executive Vice President and CFO

804-273-1176

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports net income of $795 thousand for the first quarter 2013,

Net income of $.05 per diluted share outstanding,

Annualized loan growth of 12.93%,

Non interest income growth of 77.06%, and

Continued improvement in asset quality

April 23, 2013, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (the “Bank”) reported today its financial results for the first quarter of 2013. For the three months ended March 31, 2013, the Company had net income of $795 thousand and net income available to common shareholders of $709 thousand, or $0.05 per diluted share, compared to net income of $304 thousand and net income available to common shareholders of $134 thousand, or $0.05 per diluted share, for the same period in 2012.

Earnings

The improvement in quarter over quarter earnings was driven by the overall improvement in the condition of the Company’s business and the general business environment and by the results of the actions taken in the second quarter of 2012 during which the Company raised $17.8 million in capital, implemented the Asset Resolution Plan, and restructured $40.0 million in long term advances from the Federal Home Loan Bank of Atlanta (“FHLB”).

Net interest income improved to $4.2 million for the quarter ended March 31, 2013, compared to $3.9 million in the first quarter of 2012, an increase of $307 thousand or 7.80%. The net interest margin for the first quarter of 2013 was 3.58% compared to 3.27% in the first quarter of 2012, a 31 basis point improvement year over year and a 12 basis point improvement over the 3.46% net interest margin reported for the fourth quarter of 2012. This improvement over the first quarter of 2012 was a direct result of actions taken in the second quarter of 2012, specifically the restructuring of FHLB advances, the reduction in nonperforming assets and an increase in noninterest bearing deposits.

The provision for loan losses was $100 thousand for the quarter ended March 31, 2013, compared to $565 thousand for the first quarter of 2012. The allowance for loan losses increased during the quarter to $7.5 million or 1.92% of total loans from $7.3 million or 1.93% of total loans at December 31, 2012

Noninterest income was $602 thousand for the quarter ended March 31, 2013, compared to $340 thousand in the first quarter of 2012, an increase of $262 thousand or 77.06%, driven primarily by the $247 thousand increase in gain on sale of loans to $284 thousand in the first quarter of 2013 compared to $37 thousand in the first quarter of 2012.

Total noninterest expense was $3.6 million for the quarter ended March 31, 2013, compared to $3.4 million in the first quarter of 2012, an increase of $213 thousand or 6.27%, primarily due to increases in salaries and employment benefits and marketing expenses partially offset by decreases in both FDIC insurance premiums and in losses on the sale and write downs of other real estate owned.

First Capital Bancorp, Inc. Chief Executive Officer John Presley commented, “From a shareholder value standpoint, we are pleased to deliver for the third quarter in a row the financial performance we thought possible from our company. The shareholder rights offering and Asset Resolution Plan implemented during the second quarter of 2012 have performed as designed, as the earnings and asset quality improvement of the first quarter of 2013 indicates.”

Growth

At March 31, 2013, total assets were $526.3 million compared to $542.9 million at December 31, 2012, a $16.6 million or 3.07% decrease. This decrease resulted primarily from the managed decrease in cash and interest bearing deposits in other banks.

Gross loans, excluding loans held for sale, at March 31, 2013, were $388.2 million compared to $376.1 million at December 31, 2012, a $12.2 million or 3.23% increase for the quarter, and an annualized increase of 12.93%. This increase in loans was due primarily to the increased loan production resulting from the new lending team members hired in the middle of 2012.

Total deposits at the end of the first quarter of 2013 decreased $15.9 million or 3.46% to $443.2 million compared to $459.1 million at December 31, 2012. Interest bearing deposits decreased $13.6 million, or 3.42%, of which $10.4 million in brokered deposits were closed by the Bank prior to maturity as part of an ongoing effort to manage costly uses of funds downward. Noninterest bearing deposits at March 31, 2013 decreased $2.2 million or 3.72% to $57.9 million compared to $60.1 million at December 31, 2012.

First Capital Bank President and CEO, Bob Watts stated “We are excited about getting off to a great start for 2013. The core teams we have in place, supported by increased marketing efforts, have created the momentum seen by the first quarter results. We are also encouraged by the pipeline of new business opportunities that we are seeing in the Central Virginia market place.”

Asset Quality

The allowance for loan losses was $7.5 million or 1.92% of total loans at March 31, 2013, compared to $7.3 million or 1.93% of total loans at December 31, 2012.

The following table reflects details related to asset quality and the allowance for loan losses:

	March 31, 2013	December 31, 2012	March 31, 2012
	(Dollars in thousands)
Nonaccrual loans	$6,366	$8,014	$16,410
Loans past due 90 days and accruing interest	—	1,338	—

Total nonperforming loans	6,366	9,352	16,410
Other real estate owned	3,841	3,770	6,369

Total nonperforming assets	$10,207	$13,122	$22,779

Allowance for loan losses to period end loans	1.92%	1.93%	2.14%
Nonperforming assets to total loans & OREO	2.60%	3.45%	6.00%
Nonperforming assets to total assets	1.94%	2.42%	4.20%
Allowance for loan losses to nonaccrual loans	117.29%	90.70%	48.76%

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Allowance for loan losses
Beginning balance	$7,269	$7,208	$9,271
Provision for loan losses	100	165	565
Net recoveries (charge-offs)	98	(104)	(1,834)

Ending balance	$7,467	$7,269	$8,002

Capital

Total Risk Based Capital at March 31, 2013, was 13.81%, 381 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk Based Capital at March 31, 2013, was 12.36%. Additionally, tangible common equity increased to 8.01% at the end of the first quarter of 2013 compared to 7.67% at December 31, 2012.

The following table reflects the regulatory capital ratios of the Company as of March 31, 2013 and December 31, 2012.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2013
Total capital to risk weighted assets Consolidated	$55,914	13.81%	$32,386	8.00%	$40,483	10.00%
Tier 1 capital to risk weighted assets Consolidated	$50,024	12.36%	$16,193	4.00%	$24,290	6.00%
Tier 1 capital to average adjusted assets Consolidated	$50,024	9.56%	$20,813	4.00%	$26,016	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2012
Total capital to risk weighted assets Consolidated	$54,929	13.75%	$31,955	8.00%	$39,944	10.00%
Tier 1 capital to risk weighted assets Consolidated	$49,108	12.29%	$15,978	4.00%	$23,966	6.00%
Tier 1 capital to average adjusted assets Consolidated	$49,108	9.19%	$21,371	4.00%	$26,714	5.00%

The Bank currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Selected Operating Data:

Interest income	$5,611	$5,821
Interest expense	1,370	1,887

Net interest income	4,241	3,934
Provision for loan losses	100	565
Other noninterest income	602	340
Noninterest expense	3,610	3,397

Income before income tax	1,133	312
Income tax expense	338	8

Net income	795	304
Less: preferred dividends	86	170

Net income available to common shareholders	$709	$134

Basic net income per common share	$0.06	$0.05

Diluted net income per common share	$0.05	$0.05

	As of and for the Three Months Ended March 31,
	2013	2012
Balance Sheet Data:

Total assets	$526,299	$530,053
Loans, net (excluding held for sale)	380,813	367,518
Loans held for sale	7,397	1,425
Deposits	443,238	428,033
Borrowings	33,160	57,952
Stockholders’ equity	47,599	41,376
Book value per share	$3.43	$10.33
Tangible Common Equity to Assets	8.01%	5.79%
Total shares outstanding, in thousands	12,285	2,971

Asset Quality Ratios
Allowance for loan losses	$7,467	$8,002
Nonperforming assets	10,207	22,779
Net (recoveries) charge-offs	(98)	1,834
Net (recoveries) charge-off to average loans	-0.03%	0.48%
Allowance for loan losses to period end loans	1.92%	2.13%
Nonperforming assets to total loans & OREO	2.60%	5.97%

Selected Performance Ratios:
Return on average assets	0.61%	0.23%
Return on average equity	6.84%	2.98%
Net interest margin (tax equivalent basis)	3.58%	3.27%